EXHIBIT 11

                          GRACO INC. AND SUBSIDIARIES
                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                  (Unaudited)
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                                         Thirteen Weeks Ended         Twenty-six Weeks Ended
                                       --------------------------   --------------------------
                                        June 29,       June 30,       June 29,      June 30,
                                          2001           2000          2001          2000
                                       ------------   -----------   ------------  ------------
                                                (in thousands except per share amounts)

Net earnings applicable to common
       shareholders for basic and
       diluted earnings per share           $18,248       $18,331        $31,368       $33,306

Weighted average shares outstanding
       for basic earnings per share          30,853        30,369         30,707        30,480

Dilutive effect of stock options
       computed using the treasury
       stock method and the average
       market price                             592           486            580           482

Weighted average shares outstanding
       for diluted earnings per share        31,445        30,855         31,287        30,962

Basic earnings per share                    $  0.59       $  0.60        $  1.02       $  1.09

Diluted earnings per share                  $  0.58       $  0.59        $  1.00       $  1.08

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